November 14, 1996


BT Insurance Funds Trust
One Exchange Place
Boston, MA 02109

RE:	Post-Effective Amendment No. 2 to
	Form N-1A Registration Statement
 	File Nos. 333-00479 and 811-07507

Ladies and Gentlemen:

The undersigned is Counsel of First Data Investor Services Group, Inc., which serves as administrator to BT Insurance Funds Trust (the "Trust"). In such capacity, from time to time and for certain purposes, I act as counsel for the Trust. The Trust has registered an indefinite number of shares pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). In accordance with the requirements of Rule 24f-2, you have asked that I render the necessary legal opinion required by said Rule with respect to the offer and sale of an indefinite number of shares of beneficial interest having a par value of $.001 per share (the "Shares") of the Small Cap Index Fund, Equity 500 Index Fund and EAFE Equity Index Fund (the "Funds") of the Trust covered by the above-referenced Registration Statement.

The Trust was organized as a Massachusetts business trust pursuant to a Declaration of Trust ("Declaration of Trust") filed with the Secretary of State of the Commonwealth of Massachusetts on January 19, 1996. The Funds were established as separate series of the Trust pursuant to approval by at least a majority of the Trust's Trustees at a meeting duly called and held on July 16, 1996.

I have examined the Trust's Declaration of Trust, its By-Laws, the minutes of meetings of the Board of Trustees of the Trust, the Trust's Prospectuses and Statement of Additional Information included as part of the aforementioned Registration Statement, and such other documents, records and certificates as I deemed necessary for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Trust has been duly organized and is validly existing in accordance with the laws of The Commonwealth of Massachusetts and that the Shares which are the subject of the Registration Statement will, when sold in accordance with the terms of the current Prospectuses and Statement of Additional Information at the time of sale, be duly authorized and validly issued and fully paid and non-assessable by the Trust. This opinion is for the limited purpose expressed above and should not be deemed to be an expression of opinion as to compliance with the Securities Act of 1933, the 1940 Act or applicable state "blue sky" or securities laws in connection with the sale of the Shares.


BT Insurance Funds Trust
November 14, 1996
Page 2




The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts laws, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides that if a shareholder of any series of the Trust (such as the Funds) is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the assets of said series to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholders liability is limited to circumstances in which that series itself would be unable to meet its obligations.

I consent to the filing of this opinion as part of the Trust's
Registration Statement.


Very truly yours,

/s/ Julie A. Tedesco

Julie A. Tedesco
Counsel




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